Exhibit 10.56 Form of Special Investment Directions National Education Loan Network, Inc. and its affiliates (the “Principal”) as Principal under the Trust/Custody/Safekeeping Agreement (the “Trust Agreement”) between Principal and Union Bank and Trust Company, as trustee (the “Trustee”) dated as of __________ __, ____, hereby authorizes, directs and requests that the Trustee invest cash and acquire in an aggregate maximum amount of approximately $__________, or as the Principal may otherwise increase from time to time, in the following type(s) of Assets: [participation interests in] unsecured consumer loans originated by marketplace lender ____________________, or other financial institutions approved by the Principal from time to time, then transferred to ____________________, or other marketplace lenders as may be approved by the Principal from time to time, and then transferred to Trustee on behalf of Principal. Principal shall be entitled to the 100% pro rata portion of income from such investments corresponding with the percentage of such Assets, beneficial ownership of which shall be held by Principal, and title ownership of which shall be held by the Trustee, which shall be reduced by and net of the servicing fees paid by or on behalf of the Trustee with respect to such Assets, as well as trustee fees charged by the Trustee with respect to such Assets in an annual amount equal to the product of twenty basis points (0.20%) multiplied by the outstanding principal balance of such Assets. Principal agrees and commits to continue and maintain investment in such Assets until the earlier of the date of sale or other disposition of the Assets, or the date on which all loans comprising the Assets have been paid in full by the obligor thereon or otherwise charged off. Trustee’s fees in the amount described above shall be paid by Principal to Trustee, resulting in a reduction of Principal’s net yield as described above. These Special Investment Directions shall serve to amend the terms of the Trust Agreement. Trustee’s assignor, Union Bank and Trust Company, has executed and delivered loan purchase agreements and loan servicing agreements with _______________ or other servicing agents on behalf of Principal. Principal acknowledges that Principal is directing Trustee to purchase the Assets described above on behalf of Principal as holder of the beneficial ownership interest therein without reliance of any nature by Principal on any due diligence review of such Assets by Trustee, and that Principal is conducting its own initial due diligence review, and on- going due diligence reviews, documentation and monitoring of such Assets without any additional review, marketing, origination or servicing efforts by Trustee. In addition to provisions existing in the Trust Agreement, Principal agrees to indemnify and hold Trustee and Trustee’s employees, directors, officers and agents harmless from and against damages, losses, causes of action, liabilities and costs (including but not limited to reasonable attorneys fees and court expenses) arising out of claims by other persons or entities with respect to the Assets Principal is directing Trustee to purchase herein, including but not limited to claims of or compliance matters related to borrowers, servicing agents or sellers with respect to the Assets described above; provided, however, that Trustee shall not be entitled to indemnity for any losses resulting from negligence or willful misconduct on the part of Trustee or its employees.

Dated as of this ____ day of __________, ____. National Education Loan Network, Inc. and its affiliates, Principal By: ________________________________ Title: _______________________________ Accepted: Union Bank and Trust Company, as Trustee By: ________________________________________ Title: _______________________________________